                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            PRIME HOSPITALITY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004

                                                                  April 21, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") to be held on May 23, 2000, at 10:00 a.m., at the Hilton Hasbrouck Heights, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. This year we are asking you to elect three Class II Directors of the Company to serve until the 2003 Annual Meeting of Stockholders and to ratify the Board of Directors' selection of independent auditors for the year ending December 31, 2000. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE NOMINEES AND FOR RATIFICATION OF THE INDEPENDENT AUDITORS.

     At the Annual Meeting, the Board of Directors also will report on the Company's affairs and a discussion period will be provided for questions and comments. The Board of Directors appreciates and encourages stockholder participation.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy in the enclosed postage prepaid envelope in order to make certain that your shares will be represented at the Annual Meeting.

     Thank you for your cooperation.

                                          Sincerely,

                                          /s/ A. F. Petrocelli

                                          A. F. PETROCELLI
                                          Chairman of the Board of Directors

                            PRIME HOSPITALITY CORP.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2000

                               ------------------

To the Stockholders of
  Prime Hospitality Corp.:

     The Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") will be held on May 23, 2000, at 10:00 a.m., at the Hilton Hasbrouck Heights, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 for the following purposes:

          1. To elect three Class II Directors of the Company to serve until the 2003 Annual Meeting of Stockholders;

          2. To ratify the Board of Directors' selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2000 and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The close of business on April 10, 2000 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present, please promptly complete, sign and date the enclosed proxy and mail it in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

     The Company's Proxy Statement is submitted herewith. The Board of Directors recommends that you vote FOR the three Nominees and FOR ratification of the independent auditors.

     The Company's Annual Report for the fiscal year ended December 31, 1999, including financial statements, is also enclosed.

                                          By Order of the Board of Directors,

                                    /s/ Joseph Bernadino

                                          JOSEPH BERNADINO
                                          Secretary

Fairfield, New Jersey
April 21, 2000

                            YOUR VOTE IS IMPORTANT.

     YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                          FAIRFIELD, NEW JERSEY 07004

                               ------------------

                                PROXY STATEMENT

                               ------------------

                                                                  April 21, 2000

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Prime Hospitality Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 23, 2000, at 10:00 a.m., at the Hilton Hasbrouck Heights, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604 or any adjournments thereof (the "Annual Meeting"). This Proxy Statement is being sent to all holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 10, 2000 (the "Record Date"). Only stockholders of record on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the Record Date will be entitled to one vote per share on all matters to be voted upon at the Annual Meeting. Stockholders may revoke the authority granted by their execution of proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Solicitation of proxies will be made principally through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy material to the beneficial owners of the Common Stock. The expenses of preparing, printing, mailing and soliciting will be paid by the Company. This proxy statement, together with the Company's Annual Report for the fiscal year ended December 31, 1999, are being mailed to stockholders on or about April 21, 2000.

     As of the Record Date, there were 46,344,582 issued and outstanding shares of Common Stock.

     THE INTENTION OF THE PERSONS NAMED IN THE PROXY, UNLESS OTHERWISE SPECIFICALLY INSTRUCTED IN THE PROXY, IS TO VOTE ALL PROPERLY EXECUTED PROXIES RECEIVED BY THEM (1) FOR THE ELECTION OF THE THREE NOMINEES NAMED HEREIN TO SERVE AS DIRECTORS FOR THE TERMS SPECIFIED HEREIN AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, (2) FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AND IN ACCORDANCE WITH THE PROXYHOLDER'S BEST JUDGMENT AS TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. ALL SHARES REPRESENTED BY PROXY AT THE ANNUAL MEETING WILL BE VOTED. IF A STOCKHOLDER SPECIFIES A CHOICE AS TO THE MATTERS TO BE ACTED UPON, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION.

     In the event that a quorum is present at the Annual Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the Annual Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies that they are entitled to vote FOR any proposal in favor of an adjournment and will vote those proxies required to be voted AGAINST any such proposal against any adjournment. A stockholder vote may be taken on one or more of the proposals in the Proxy Statement prior to any adjournment if sufficient votes have been received and it is otherwise appropriate. A quorum of stockholders is constituted by the presence in person or by proxy of the holders of a majority of the outstanding Common Stock of the Company entitled to vote at the Annual Meeting. Member brokerage firms of The New York Stock Exchange that hold shares in street name for beneficial owners that do not receive instructions from the beneficial owner or other persons entitled to vote shares are entitled, under the rules of The New York Stock Exchange, to vote for the election of Directors and on each of the proposals. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, broker "non-votes" will be treated as shares that are not present. Abstentions will be treated as shares that are present and as votes cast against a particular proposal.

                         ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes (Class I, Class II and Class III) serving staggered terms in accordance with the Company's Restated Certificate of Incorporation. The number of the full Board of Directors is seven and Directors were initially elected on July 31, 1992. Class I Directors were elected at the Annual Meeting held on May 19, 1999. Class II Directors were elected at the Annual Meeting held on May 12, 1997 and Class III Directors were elected at the Annual Meeting held on May 13, 1998.

     Election for three Class II directors will be held at the Annual Meeting. Herbert Lust, II, Jack H. Nusbaum and Lawrence N. Friedland have been nominated for election as Class II directors. The three nominees are presently Directors. The persons named in the accompanying proxy will vote all shares for which they have received proxies for the election of Herbert Lust, II, Jack H. Nusbaum and Lawrence N. Friedland as Class II Directors, unless authority to do so is withheld.

     Approval of the nominees requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting, and entitled to vote thereon.

     In the event that any of the nominees should become unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a Director.

NOMINEES TO SERVE AS CLASS II DIRECTORS UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

Herbert Lust, II.....................  Herbert Lust, II, age 73, has been a Director since 1992 and a member of the Compensation and Audit Committee of the
                                       Company since 1993. Mr. Lust has been a private investor and
                                       President of Private Water Supply Inc. for more than the
                                       past five years. Mr. Lust is a director of BRT Realty Trust.

Jack H. Nusbaum......................  Jack H. Nusbaum, age 59, has been a Director since 1994. Mr.
                                       Nusbaum is Chairman of the law firm of Willkie Farr &
                                       Gallagher, where he has been a partner for more than the
                                       past twenty-five years. He also is a director of W.R.
                                       Berkley Corporation, Neuberger Berman, Inc., Pioneer
                                       Companies, Inc., Strategic Distributions, Inc., and The
                                       Topps Company, Inc.

Lawrence N. Friedland................  Lawrence N. Friedland, age 77, has been a Director of the
                                       Company and a member of the Compensation and Audit Committee since 1998. Mr. Friedland has been a partner in the law firm of Hoffinger Friedland Dobrish & Stern, P.C. for more than the past 25 years. He has been a director of the Apple Bank for Savings since 1990, a director of Lutron Electronics
                                       Co., Inc. since 1961, a member of the Advisory Committee of
                                       Brown Harris Stevens, LLC since 1995 and a general partner, manager or director of numerous real estate entities.

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

A. F. Petrocelli.....................  A. F. Petrocelli, age 56, was a Director since 1992 and a member of the Compensation and Audit Committee from 1993 to
                                       1998. Mr. Petrocelli has been the Chairman of the Board of
                                       Directors, President and Chief Executive Officer of the
                                       Company since 1998. Mr. Petrocelli has been the Chairman of the Board of Directors and Chief Executive Officer of United
                                       Capital Corp. for more than the past five years. He is also a director of Nathan's Famous, Inc., Boyar Value Fund, Inc.
                                       and Philips International Realty Corp.

Douglas W. Vicari....................  Douglas W. Vicari, age 40, became a Director of the Company in 1999 and became a Senior Vice President and Chief
                                       Financial Officer of the Company in 1998. Prior to that he had been a Vice President and the Treasurer of the Company for more than five years.

CLASS III DIRECTOR WHOSE TERMS EXPIRES AT THE 2001 ANNUAL MEETING OF
STOCKHOLDERS

Howard M. Lorber.....................  Howard M. Lorber, age 51, has been a Director of the Company and a member since 1994 and Chairman since 1998 of the
                                       Compensation and Audit Committee. Mr. Lorber has been
                                       Chairman of the Board and Chief Executive Officer of
                                       Nathan's Famous, Inc. for more than the past five years and
                                       Chairman of the Board of Directors and Chief Executive
                                       Officer of Hallman & Lorber Associates, Inc. for over five years. He has been a director, President and Chief Operating
                                       Officer of New Valley Corporation for more than five years.
                                       He has been a director of and member of the Audit Committee of United Capital Corp. for more than the past five years
                                       and he has been a director of PLM International, Inc. since
                                       January 1999.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF
                       THE THREE NOMINEES FOR DIRECTORS.

BOARD OF DIRECTORS COMPENSATION AND BENEFITS

     Directors who are employees of the Company do not receive additional compensation for serving on the Board of Directors. Non-employee Directors receive $30,000 annually. In addition, each non-employee Director receives $1,500 for each Board of Directors meeting attended, $1,500 for each committee meeting attended and $500 for each telephonic meeting if such meeting extends beyond a period of 15 minutes. The Chairman of the Compensation and Audit Committee receives an additional $20,000 annually. The Directors' remuneration is paid quarterly. All Directors are reimbursed for their expenses.

     In addition, on the date of the Company's Annual Meeting of Stockholders, each non-employee Director receives an automatic grant of options to purchase 10,000 shares of the Company's Common Stock in accordance with the Company's 1995 Non-Employee Director Stock Option Plan. The options vest one year from the date of grant at an option price equal to the mean price of a share of the Company's Common Stock on the New York Stock Exchange for the trading day immediately prior to the date of grant. In February 1998, Messrs. Lust, Nusbaum and Lorber each received a discretionary grant of options for 45,000 shares of Common Stock and agreed to forgo receipt of his automatic grant of options until the 2002 Annual Meeting.

     The Board of Directors held eight meetings during 1999. All members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which such member served.

COMPENSATION AND AUDIT COMMITTEE

     The Compensation and Audit Committee presently consists of three non-employee Directors: Messrs. Lorber (Chairman), Friedland and Lust. During 1999, the Committee held five meetings.

     As part of its audit oversight, the Committee meets with representatives of the Company's independent auditors and with representatives of senior management. In addition, the Committee reviews the plans and results of the independent auditors, the scope and results of the Company's internal auditing and procedures and systems of internal accounting and financial control.

     As part of its compensation oversight, the Committee administers the Company's 1992 Stock Option Plan and the 1995 Employee Stock Option Plan and in this capacity grants options to the Company's employees and officers. In addition, the Committee makes recommendations to the Board of Directors regarding compensation and approves the compensation paid to the Company's Chief Executive Officer, other executive officers and other employees. The Committee also administers the Company's 1995 Non-Employee Director Stock Option Plan which provides for stock option grants to each non-employee Director.

NOMINATING COMMITTEE

     The Company does not have a nominating or similar committee.

EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below are the names, ages and positions of the executive officers of the Company:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
A. F. Petrocelli.....................  56    President, Chief Executive Officer and Chairman of the
                                             Board of Directors
Douglas W. Vicari....................  40    Director, Senior Vice President and Chief Financial
                                             Officer
Joseph Bernadino.....................  53    Senior Vice President/Law, Secretary and General Counsel
J. Edward Dykes......................  49    Senior Vice President/Hotel Operations
Stephen M. Kronick...................  45    Senior Vice President/Hotel Operations
John H. Leavitt......................  47    Senior Vice President/Sales and Marketing
Terry P. O'Leary.....................  44    Senior Vice President/Franchising
J. David Johnson.....................  50    Senior Vice President/Administration
Richard T. Szymanski.................  42    Vice President/Finance

     The following is a biographical summary of the experience of the executive officers of the Company, other than Messrs. Petrocelli and Vicari who are described above.

     Joseph Bernadino has been a Senior Vice President, Secretary and General Counsel of the Company since 1992.

     J. Edward Dykes has been a Senior Vice President of the Company since 1999. Prior to that he held the position of Vice President of the Company for more than five years.

     Stephen M. Kronick has been a Senior Vice President of the Company since 1999. Prior to that he held the position of Vice President of the Company for more than five years.

     John H. Leavitt has been a Senior Vice President of the Company since 1992.

     Terry P. O'Leary has been a Senior Vice President of the Company since 1998 and was Vice President of Food and Beverage since 1995. Mr. O'Leary was an area manager and corporate director with B.F. Saul Co. from 1993 to 1995.

     J. David Johnson has been a Senior Vice President of the Company since 1999. Prior to that he held the position of Vice President of Hotel Operation Services from 1997 to 1999. Prior to that he was Vice President of Strategic Sourcing for Crown Vantage for more than five years.

     Richard T. Szymanski became Vice President -- Finance of the Company in 1998. Prior to that Mr. Szymanski had been a Vice President and Corporate Controller of the Company for more than five years.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of April 18, 2000 for all executive officers, all Directors, all nominees to the Board of Directors, and all directors and executive officers as a group.

                                                              AMOUNT AND NATURE    PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                OF OWNERSHIP        CLASS(P)
            ------------------------------------              -----------------    ----------
A. F. Petrocelli(a).........................................      2,808,297           6.26%
Lawrence N. Friedland(b)....................................         21,000              *
Howard M. Lorber(c).........................................        180,000              *
Herbert Lust, II(d).........................................        128,151              *
Jack H. Nusbaum(e)..........................................        115,000              *
Douglas W. Vicari(f)........................................         60,300              *
Joseph Bernadino(g).........................................         73,200              *
J. Edward Dykes(h)..........................................         44,908              *
Stephen M. Kronick(i).......................................         43,082              *
John H. Leavitt(j)..........................................         70,398              *
Terry P. O'Leary(k).........................................         36,332              *
J. David Johnson(l).........................................         15,385              *
Richard T. Szymanski(m).....................................         55,280              *
All directors and executive officers as a group (13
  persons)(n)...............................................      3,651,333           8.14%

---------------
  *  Less than 1.0%.

(a) Includes 45,000 shares owned by Mr. Petrocelli, 8,276 shares owned by United Capital Corp. of which A. F. Petrocelli is a majority shareholder, Chairman of the Board of Directors, President and Chief Executive Officer, and 2,495,021 shares owned by Metex Mfg. Corporation, a wholly-owned subsidiary of United Capital Corp. Also includes options held by Mr. Petrocelli to purchase 260,000 shares at an exercise price of $9.31 per share as to 10,000 shares, $10.00 per share as to 50,000 shares and $5.91 per share as to 200,000 shares.

(b) Includes 2,000 shares owned by Mr. Friedland, 7,000 shares owned by trusts under which Mr. Friedland is the trustee and beneficiary and 2,000 shares owned by trusts for the benefit of Mr. Friedland's grandchildren. Mr. Friedland disclaims beneficial ownership of the shares owned by the trusts for the benefit of his grandchildren. Also includes options held by Mr. Friedland to purchase 10,000 shares at an exercise price of $10.00 per share.

(c) Includes 75,000 shares owned by Mr. Lorber. Also includes options to purchase 105,000 shares with an exercise price of $7.25 per share as to 15,000 shares, $9.31 per share as to 10,000 shares, $9.50 per share as to 30,000 shares and $10.00 per share as to 50,000 shares.

(d) Includes 45,000 shares owned by Mr. Lust, and 23,151 shares held by a trust under which Mr. Lust and his wife are co-trustees and beneficiaries. Also includes options held by Mr. Lust to purchase 60,000 shares with an exercise price of $9.31 per share as to 10,000 shares and $10.00 per share as to 50,000 shares.

(e) Includes 10,000 shares owned by Mr. Nusbaum. Also includes options to purchase 105,000 shares with an exercise price of $7.25 per share as to 15,000 shares, $9.31 per share as to 10,000 shares, $9.50 per share as to 30,000 shares and $10.00 per share as to 50,000 shares.

(f) Includes 2,300 shares owned by Mr. Vicari. Also includes options to purchase 58,000 shares with an exercise price of $7.63 per share as to 7,000 shares, $9.63 per share as to 12,000 shares, $9.88 per share as to 5,000 shares, $10.00 per share as to 27,000 shares and $4.72 per share as to 7,000 shares.

(g) Includes 3,700 shares owned by Mr. Bernadino. Also includes options to purchase 69,500 shares with an exercise price of $7.63 per share as to 8,000 shares, $9.63 per share as to 18,000 shares, $9.88 per share as to 5,000 shares, and $10.00 per share as to 31,500 shares and $4.72 per share as to 7,000 shares.

(h) Includes 576 shares owned by Mr. Dykes. Also includes options to purchase 44,332 shares with an exercise price of $7.63 per share as to 1,500 shares, $9.63 per share as to 10,500 shares, $10.00 per share as to 25,332 shares and $4.72 per share as to 7,000 shares.

(i) Includes 82 shares owned by Mr. Kronick. Also includes options to purchase 43,000 shares with an exercise price of $7.63 per share as to 7,000 shares, $9.63 per share as to 12,000 shares, $10.00 per share as to 20,000 shares and $4.72 per share as to 4,000 shares.

(j) Includes 2,566 shares owned by Mr. Leavitt. Also includes options to purchase 67,832 shares with an exercise price of $7.63 per share as to 8,000 shares, $9.63 per share as to 18,000 shares, $10.00 per share as to 34,832 shares and $4.72 per share as to 7,000 shares.

(k) Includes options to purchase 36,332 shares with an exercise price of $9.63 per share as to 4,000 shares, $10.00 per share as to 25,332 shares $4.72 per share as to 7,000 shares.

(l) Includes 385 shares owned by Mr. Johnson. Also includes options to purchase 15,000 shares with an exercise price of $10.00 per share as to 10,000 shares and $4.72 per share as to 5,000 shares.

(m) Includes 2,280 shares owned by Mr. Szymanski. Also includes options to purchase 53,000 shares with an exercise price of $7.63 per share as to 7,000 shares, $9.63 per share as to 12,000 shares, $9.88 per share as to 5,000 shares, $10.00 per share as to 22,000 shares and $4.72 per share as to 7,000 shares.

(n) With the exception of Mr. A.F. Petrocelli, who beneficially owns 6.26% of the outstanding Common Stock, the other current directors and executive officers each owns less than 1% of the outstanding Common Stock and collectively own approximately 8.14% of the outstanding Common Stock as a group. Percentages were based on 44,832,582 shares outstanding as of April 18, 2000.

PRINCIPAL HOLDERS OF SECURITIES

     The following entities were known to the Company to be the beneficial holders of more than 5% of the Common Stock as of April 18, 2000. Percentages are based on 44,832,582 shares outstanding as of such date.

                                                                                   PERCENT
                                                              AMOUNT AND NATURE    OF CLASS
                                                              -----------------    --------
Franklin Resources, Inc.(a).................................      3,982,500          8.88%
  777 Mariners Island Boulevard
  San Mateo, California 94404
Leon G. Cooperman(b)........................................      3,610,300          8.05%
  88 Pine Street
  Wall Street Plaza -- 31st Floor
  New York, New York 10005
Neuberger & Berman, LLC(c)..................................      3,297,636          7.36%
  605 Third Avenue
  New York, New York 10158-3698
FMR Corp.(d)................................................      3,240,000          7.23%
  82 Devonshire Street
  Boston, Massachusetts 02109
A.F. Petrocelli(e)..........................................      2,808,297          6.26%
  c/o United Capital Corp.
  9 Park Place
  Great Neck, New York 11021

---------------
(a) Franklin Resources, Inc. filed a Schedule 13G, dated January 12, 2000, with the SEC reporting ownership of 3,982,500 shares of Common Stock, with sole voting and dispositive power with respect to 3,982,500 shares. Inclusive in these shares are 3,490,500 held by Franklin Advisors, Inc., a subsidiary of Franklin Resources, Inc., in which that subsidiary has sole voting and dispositive power with respect to 3,490,500 shares, and 492,000 shares held by Templeton Investment Counsel, Inc., a subsidiary of

     Franklin Resources, Inc., in which that subsidiary has sole voting and dispositive power with respect to 492,000 shares.

(b) Leon G. Cooperman filed a Schedule 13G, dated February 9, 2000 with the SEC reporting ownership of 3,610,300 shares of Common Stock, with sole voting and dispositive power with respect to 2,638,100 shares, and shared voting and dispositive power with respect to 972,200 shares.

(c) Neuberger & Berman, LLC filed a Schedule 13G, dated January 28, 2000 with the SEC reporting ownership of 3,297,636 shares of Common Stock, with sole voting power with respect to 2,212,486 shares, shared voting power with respect to 831,000, and with shared dispositive power with respect to 3,297,636 shares.

(d) FMR Corp. filed a Schedule 13G, dated February 14, 2000 with the SEC reporting ownership of 3,240,000 shares of Common Stock, with sole voting power with respect to 1,638,800 shares, and with sole dispositive power with respect to 3,240,000 shares.

(e) A.F. Petrocelli may be deemed to beneficially own 2,808,297 shares of Common Stock, with sole voting and dispositive power with respect to 305,000 shares and shared voting and dispositive power with respect to 2,503,297 shares. Inclusive in these shares are 2,503,297 shares held by United Capital Corp., of which Mr. Petrocelli is a majority shareholder, Chairman of the Board of Directors, President and Chief Executive Officer. Of the 2,503,297 shares held by United Capital Corp., 2,495,021 shares are directly held by Metex Mfg. Corporation, a wholly-owned subsidiary of United Capital Corp.

                    ITEM 2. RATIFICATION OF SELECTION OF AUDITORS

     Upon the recommendation of the Compensation and Audit Committee, the Board of Directors has selected Ernst & Young LLP, independent auditors, to serve as independent accountants for the Company. Ernst & Young LLP will audit the Company's consolidated financial statements for the fiscal year ending December 31, 2000; perform audit-related services; and act as consultants in connection with various accounting and financial reporting matters. Ernst & Young LLP provided those services to the Company for the fiscal year ended December 31, 1999.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions. Although it is not required to do so, the Board of Directors is submitting the selection of auditors for ratification at the Annual Meeting. If this selection is not ratified, the Board of Directors will reconsider its choice.

     Ratification of the selection of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting, and entitled to vote thereon.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                             ITEM 3. OTHER BUSINESS

     The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the Annual Meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the persons who were, at December 31, 1999, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers"). In addition, the Summary Compensation Table also reflects information with respect to Mr. Paul H. Hower, who would have been among the named executive officers but for the fact that he retired prior to December 31, 1999. The information shown reflects compensation for services in all capacities awarded to, earned by or paid to these persons for the years ending December 31, 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                           ------------
                                                 ANNUAL COMPENSATION        SECURITIES
                  NAME AND                    --------------------------    UNDERLYING     ALL OTHER
             PRINCIPAL POSITION               YEAR    SALARY     BONUS       OPTIONS      COMPENSATION
             ------------------               ----   --------   --------   ------------   ------------
A. F. Petrocelli............................  1999   $700,000   $700,000            0       $  5,866(1)
  President and Chief                         1998     94,231    204,167    1,795,000            -0-
  Executive Officer                           1997        -0-        -0-       10,000            -0-
Douglas W. Vicari...........................  1999    169,847    100,000       42,000          1,840(2)
  Senior Vice President                       1998    158,927     80,000       21,000          1,765
  and Chief Financial                         1997    143,843     60,000       18,000          1,633
  Officer
Richard T. Szymanski........................  1999    162,912     92,000       35,000          1,750(3)
  Vice President -                            1998    151,044     60,000       21,000          1,855
  Finance                                     1997    139,308     60,000       15,000          1,651
Terry P. O'Leary............................  1999    129,904    150,000       21,000            240(4)
  Senior Vice President                       1998    124,777     34,000       21,000          1,420
                                              1997    113,749     27,000       20,000          1,008
John H. Leavitt.............................  1999    174,760     94,000       21,000          1,960(5)
  Senior Vice President                       1998    170,000     48,000       21,000          2,296
                                              1997    160,047     34,000          -0-         26,000
Paul H. Hower...............................  1999    103,742        -0-          -0-        238,221(6)
  Former Officer                              1998    231,753    110,000       35,000          4,408
                                              1997    221,541    100,000       35,000          2,202

---------------
(1) Represents $1,600 related to 401k matching contributions and $4,266 for premiums for Company-provided life insurance.

(2) Represents $1,600 related to 401k matching contributions and $240 for premiums for Company-provided life insurance.

(3) Represents $1,600 related to 401k matching contributions and $150 for premiums for Company-provided life insurance.

(4) Represents $240 for premiums for Company-provided life insurance.

(5) Represents $1,600 related to 401k matching contributions and $360 for premiums for Company-provided life insurance.

(6) Represents $1,600 related to 401k matching contributions, $1,524 for Company-provided life insurance and $235,097 in severance payments in connection with his retirement.

STOCK OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

     The following table sets forth information concerning individual grants of stock options made during the year ending December 31, 1999 to each of the named executive officers. The Company did not grant any stock appreciation rights during such period.

                                             INDIVIDUAL GRANTS
                              ------------------------------------------------      POTENTIAL REALIZED
                                           % OF TOTAL                                VALUE AT ASSUMED
                              NUMBER OF     OPTIONS                               ANNUAL RATES OF STOCK
                              SECURITIES   GRANTED TO                             PRICE APPRECIATION FOR
                              UNDERLYING   EMPLOYEES    EXERCISE                       OPTION TERM
                               OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ------------------------
NAME                           GRANTED        YEAR        SHARE        DATE          5%           10%
----                          ----------   ----------   ---------   ----------   ----------   -----------
A. F. Petrocelli............        -0-          0%                              $      -0-   $       -0-
Douglas W. Vicari...........     42,000(1)     7.7%      $11.250    06/29/2009      297,153       753,043
Richard T. Szymanski........     35,000(1)     6.4%       11.250    06/29/2009      247,627       627,536
Terry P. O'Leary............     21,000(1)     3.9%       11.250    06/29/2009      148,576       376,522
John H. Leavitt.............     21,000(1)     3.9%       11.250    06/29/2009      148,576       376,522
Paul H. Hower...............        -0-          0%                                     -0-           -0-

---------------
(1) These stock options vest with respect to one third of the grant on each of June 29, 2000, 2001 and 2002 and will continue to be exercisable through June 29, 2009. These options become immediately exercisable upon a change in control of the Company.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                      OPTIONS AT FY-END                 AT FY-END
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------   -----------   -------------   -----------   -------------
A.F. Petrocelli...............       -0-      $   -0-      260,000       1,565,000      $580,500      $4,571,438
Douglas W. Vicari.............     5,000       40,313       58,000          62,000        36,960          57,295
Richard T. Szymanski..........     5,000       40,313       53,000          54,000        36,960          57,295
Terry P. O'Leary..............       -0-          -0-       36,333          41,667        28,648          57,295
John H. Leavitt...............       -0-          -0-       67,833          43,667        38,148          57,295
Paul H. Hower.................    20,000      144,430      120,999          35,001        65,560          95,494

EMPLOYMENT AGREEMENTS

  A. F. Petrocelli

     Mr. Petrocelli and the Company executed an employment agreement dated as of September 14, 1998 (the "Agreement") under which Mr. Petrocelli agreed to serve as President and Chief Executive Officer of the Company. The Agreement provides for a term of three (3) years. The Agreement provides for an annual base salary of $700,000, a discretionary annual bonus based on the attainment of performance objectives set by the Compensation Committee, a life insurance policy in an amount equal to $2,000,000, an automobile and other customary welfare and fringe benefits. The Agreement also provides that, to the extent payments made by the Company for life insurance or use of an automobile are subject to federal, state or local taxes, the Company will pay Mr. Petrocelli the amount of such additional taxes plus such additional amount as will be reasonable to hold him harmless from the obligation to pay such taxes.

     Pursuant to the Agreement, Mr. Petrocelli was granted a stock option on October 14, 1998 to purchase 1,750,000 shares of Common Stock, having a term of 10 years. The per share exercise price for the option is $5.91, which represents the fair market value of the Common Stock as of October 14, 1998. The option will vest in two tranches. Tranche A covers 1,000,000 shares of Common Stock and will vest and become exercisable in increments of 200,000 shares on each anniversary from the date of grant beginning September 14, 1999 through September 13, 2003. Tranche B covers 750,000 shares of Common Stock and will vest and become exercisable upon the earlier of September 14, 2006 or the attainment of the following price targets for the Company's Common Stock: (i) 250,000 shares on the date that the closing price for the Common

Stock on the New York Stock Exchange reaches or exceeds $20 per share; (ii) 250,000 shares on the date that the closing price for the Common Stock on the New York Stock Exchange reaches or exceeds $25 per share; and (iii) 250,000 shares on the date that the closing price for the Common Stock on the New York Stock Exchange reaches or exceeds $30 per share. All vesting is contingent on Mr. Petrocelli's continuing status as an employee on the vesting date.

     The Agreement may be terminated by the Company at any time, with or without cause. If the Agreement is terminated by the Company prior to the expiration of the three year term without cause, or if Mr. Petrocelli resigns because of circumstances amounting to constructive termination of employment, severance would be paid in a single lump sum equal to one year's base salary, or, if greater, the base salary that would have been payable over the remainder of the term and benefits would be continued for the greater of one year or the remainder of the term. Any bonus awarded for the year would not be prorated. In addition, if Mr. Petrocelli is terminated without cause or if at the end of the three year period the Agreement is not renewed by the Company for any additional period, the unvested portion of Tranche A of the option shall become immediately fully vested. If the Agreement is terminated by the Company for cause (as such term is defined in the Agreement) or if Mr. Petrocelli resigns under circumstances not amounting to a constructive termination of employment, no benefits are payable other than accrued but unpaid salary and any unpaid bonus earned but unpaid prior to such termination or resignation.

CHANGE IN CONTROL AGREEMENTS

     The Company has executed change in control agreements with 13 of the Company's employees, including each named executive officer. The agreements with eight of the Company's employees, including all of the named executive officers, provide that, if within two years of a change in control of the Company, the officer's employment with the Company is terminated by the Company without cause or if the officer resigns for good reason (as defined in the agreements), the Company will pay the officer two and one-half times the aggregate cash compensation earned by the officer during the fiscal year immediately preceding the termination of employment. Such payments are to be reduced, however, to the extent necessary to avoid characterization as "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code. In addition, any outstanding options to purchase shares of the Company held by the officer will vest and become exercisable as of the date of the change in control. The agreement with one employee contains identical terms except that it provides for the payment of one and one-half times the aggregate cash compensation. The agreements with the remaining four employees provide for a payment equaling the greater of 2 weeks salary for each full year of employment or 6 months salary.

                        COMPENSATION AND AUDIT COMMITTEE
                          HOWARD M. LORBER (CHAIRMAN)
                             Lawrence N. Friedland
                                Herbert Lust, II

COMPENSATION AND AUDIT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     All members of the Compensation and Audit Committee are independent, non-employee Directors.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Petrocelli and the Company are parties to an employment agreement dated as of September 14, 1998 (the terms of which are more fully described under the heading herein entitled "Employment Agreements"). The employment agreement provides for an annual base salary of $700,000 and an option grant covering 1,750,000 shares of Common Stock. In order to incentivise Mr. Petrocelli to increase shareholder value, early vesting with respect to 750,000 shares of the option is tied to the attainment of certain price targets for the Common Stock. The bonus earned by Mr. Petrocelli in 1999 was based on the overall performance of the Company. In determining the amount of such bonus, the Compensation and Audit Committee made a subjective determination based on Mr. Petrocelli's contributions to the Company performance during the year.

COMPENSATION POLICIES

     The Company's compensation policy with respect to all executive officers (including the Chief Executive Officer) is designed to help the Company achieve its business objectives by:

     - setting levels of compensation designed to attract and retain qualified executives in a highly competitive business environment;

     - providing incentive compensation that is directly linked with both the Company's financial performance and individual initiative and achievement contributing to such performance; and

     - linking compensation to improvements in the Company's annual and long-term share performance.

     The Compensation and Audit Committee increased the base salaries for the executive officers for 1999 based on a subjective determination of the Company's overall performance during fiscal year 1998, including the increase in EBITDA and operating cash flow. Bonuses earned by the executive officers in 1999 and paid in 2000 were similarly based on the Company's overall performance in 1999.

     As a part of the Company's policy to provide incentive compensation that is directly linked to long-term share performance, the Compensation and Audit Committee granted to its executive officers (other than Mr. Petrocelli) during fiscal year 1999 options to purchase an aggregate of 231,000 shares of Common Stock pursuant to the Company's 1995 Employee Stock Option Plan.

POLICY REGARDING SECTION 162(M)

     Section 162(m) of the Internal Revenue Code imposes a one million dollar ceiling on tax-deductible remuneration paid to each of the Chief Executive Officer and the four next most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to qualified "performance based" remuneration payable solely on account of the attainment of one or more performance goals approved by an independent compensation committee, nor to compensation attributable to certain options granted under shareholder-approved stock option plans. The 1995 Employee Stock Option Plan is structured to comply with this exception. All compensation paid to the executive officers, other than to Mr. Petrocelli, for the Company's 1999 fiscal year was fully deductible. While the Company intends to maximize the deductibility of compensation to its executive officers, the Company also believes that it is important to maintain the flexibility to take action with respect to compensation it considers in the best interest of the Company and its stockholders, which are necessarily based on considerations in addition to
Section 162 (m). In 1999, in keeping with its goal of attracting and retaining only the most highly qualified management personnel and taking into consideration the extremely competitive environment for management talent, the Company paid a bonus to Mr. Petrocelli in recognition of his outstanding contributions to the Company, a part of which will not be deductible.

                        COMPENSATION AND AUDIT COMMITTEE
                          HOWARD M. LORBER (Chairman)
                             Lawrence N. Friedland
                                Herbert Lust, II

COMPENSATION AND AUDIT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Audit Committee for the fiscal year 1999 were Howard M. Lorber (Chairman), Lawrence N. Friedland, and Herbert Lust,
II. Mr. Lorber has certain business relationships with the Company, which are described under the heading "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A. F. Petrocelli, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is also the Chairman of the Board and Chief Executive Officer of United Capital Corp., and Howard M. Lorber, a Director of the Company, is a Director of United Capital Corp. In March 1994, the Company entered into management agreements with the corporate owners of two hotels who are affiliates of United Capital Corp. The Company received approximately $136,000 in management fees for the fiscal year ended 1999.

     The Company has a note receivable from John H. Leavitt, Senior Vice President of Sales and Marketing, with a balance of approximately $32,500 at December 31, 1999. The note bears interest at 8.5% and is due in 2011.

     The Company has retained Willkie Farr & Gallagher as its legal counsel involving certain matters during its last fiscal year and anticipates it will continue such relationship with the firm in this fiscal year. Mr. Nusbaum, a Director of the Company, is the Chairman of the firm.

     Hallman & Lorber Associates, Inc. provided insurance services to the Company during its last fiscal year, for which Hallman & Lorber received certain commissions. The Company anticipates it will continue such relationship in this fiscal year. Howard M. Lorber, a Director of the Company and Chairman of the Company's Compensation and Audit Committee, is Chairman of the Board of Directors and Chief Executive Officer of Hallman & Lorber Associates, Inc.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership with the SEC, the New York Stock Exchange and the Company. Specific filing dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure by such persons to file these reports during the 1999 year. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 1999, all filing requirements applicable to such persons were complied with.

PERFORMANCE GRAPH

     The SEC requires the Company to present a graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return (a) of a broad equity market index and (b) of a published industry index or peer group. The graph compares the Common Stock with (a) the Dow Jones Equity Market Index and (b) the Dow Jones Lodging Index. Furthermore, the following graph assumes an investment of $100 on January 1, 1995 in each of the Common Stock, the stocks comprising the Dow Jones Equity Market Index and the Dow Jones Lodging Index.

            COMPARISON OF 1995 THROUGH 1999 CUMULATIVE TOTAL RETURN COMPARISON 1994 THROUGH 1999

                                                         COMPANY                   STOCK INDEX            INDUSTRY GROUP INDEX
                                                         -------                   -----------            --------------------
1994                                                       100                         100                         100
1995                                                       133                         134                         123
1996                                                       215                         162                         148
1997                                                       272                         213                         205
1998                                                       145                         270                         154
1999                                                       118                         321                         152

                              FINANCIAL STATEMENTS

     The Company's annual report to stockholders for the year ended December 31, 1999, including audited financial statements, is being mailed to stockholders concurrently with this Proxy Statement. The annual report is on file with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and the New York Stock Exchange.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (excluding exhibits) is available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of the Report should be directed to the Secretary, Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07004.

                             STOCKHOLDER PROPOSALS

     It is presently anticipated that the 2000 Annual Meeting will be held on or about May 22, 2001. Proposals of stockholders submitted for consideration at the 2001 annual meeting of stockholders must be received by the Company not later than December 14, 2000 in order to be included in the Company's proxy statement for that meeting. A stockholder desiring to submit a proposal must be a record or beneficial owner of at least 1% of the outstanding shares or $1,000 in market value of shares entitled to be voted at the annual meeting and must have held such shares for at least one year. Further, the stockholder must continue to hold such shares through the date on which the meeting is held. Documentary support regarding the foregoing must be provided along with the proposal. There are additional requirements regarding proposals of the stockholders, and a stockholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Exchange Act. In addition, the bylaws of the Company require, among other things, that notice of proposals of stockholders be delivered to or mailed and received at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five
(65) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

                                          By Order of the Board of Directors,

                                    /s/ Joseph Bernadino

                                          JOSEPH BERNADINO
                                          Secretary

                            PRIME HOSPITALITY CORP.

             PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF THE COMPANY FOR ANNUAL MEETING MAY 23, 2000

    The undersigned hereby constitutes and appoints A. F. Petrocelli, Douglas W. Vicari and Joseph Bernadino, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Prime Hospitality Corp. (the "Company") to be held at the Hilton Hasbrouck Heights, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, on Tuesday, May 23, 2000, at 10:00 a.m., and any adjournments thereof, on all matters coming before said meeting, with all powers which the undersigned would possess if personally present.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE THREE NOMINEES AND "FOR" RATIFICATION OF THE INDEPENDENT AUDITORS.

1. ELECTION OF THREE CLASS II DIRECTORS.

      FOR nominees listed below [ ]   N WITHHOLD authority to vote for nominees.

      HERBERT LUST, II, JACK H. NUSBAUM AND LAWRENCE N. FRIEDLAND

       FOR except vote withheld from the following nominee(s)
    _____________________ .

2. RATIFICATION OF THE INDEPENDENT AUDITORS.

       RATIFICATION of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2000 [ ]

                [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                   (continued and to be signed, on other side)

                          (continued from other side)

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage prepaid envelope.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES AND FOR RATIFICATION OF THE INDEPENDENT AUDITORS.
                                                Dated: , 2000

                                                --------------------------------
                                                           SIGNATURE

                                                --------------------------------
                                                   SIGNATURE IF HELD JOINTLY

                                                NOTE: Please sign exactly as
                                                name appears hereon. Joint
                                                owners should each sign. When
                                                signing as attorney, executor,
                                                administrator, trustee,
                                                guardian, or corporate executer,
                                                please give full title as such.

                                                The signer hereby revokes all
                                                proxies heretofore given by the
                                                signer to vote at said meeting
                                                or any adjournments thereof.

                                                PLEASE MARK, SIGN, DATE AND
                                                RETURN THE PROXY CARD PROMPTLY,
                                                USING THE ENCLOSED ENVELOPE.